As filed with the Securities and Exchange Commission on August 6th, 2004.
Registration No. 333-115549

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/ A-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SECURE AUTOMATED FILING ENTERPRISES INC. (Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	7380 (Primary Standard Industrial Classification Code Number)	76-0730088 (I.R.S. Employer Identification No.)

347 Evergreen Way Point Roberts, WA 98281 Phone: 1-866-414-4144 Fax: 1-801-720-5272 (Address and telephone number of principal executive offices)

The Corporation Trust Company of Nevada 6100 Neil Road, Suite 500 Reno, Nevada 89511 (Name, address and telephone number of agent for service)

Copies to: Conrad C. Lysiak, Esq. 601 West First Avenue, Suite 503 Spokane, Washington 99201 (509) 624-1475

Approximate date of proposed sale to the public: As soon as practical after the effective date of registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ] ____________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock for sale by us.		$100,000	$12.70

(1) Fee calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended (Securities Act). Estimated for the sole purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Secure Automated Filing Enterprises Inc.

SALE OF COMMON STOCK

This prospectus relates to the sale of up to 2,000,000 shares of common stock of Secure Automated Filing Enterprises Inc., hereinafter referred to as "Secure Automated" at a price of $0.05 per share. All investors' funds will be held in trust with Chamberlain Hutchison Attorneys at Law, the issuer's corporate counsel, in a segregated investor's account pursuant to the regulations of the Law Society of Alberta until the offering is closed. The common stock will be sold by our President to investors, inside and or outside the United States. For purposes of this offering, the officer involved in offering and selling the shares on behalf of Secure Automated may be deemed to be an underwriter of this offering. He is not a registered broker-dealer but will be offering the Secure Automated shares pursuant to an exemption from such broker-dealer registration pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 "the Exchange Act". He will receive no selling commissions or other remuneration in conjunction with this offering of the shares on behalf of Secure Automated. If the entire 2,000,000 shares of common stock are sold, we will receive gross proceeds of $100,000 before expenses of approximately $10,000. We will offer shares pursuant to this prospectus for 180 days from the date it becomes effective. If we do not receive the minimum amount of $50,000 within 180 days of the effective date of our registration statement, all funds will be returned to investors promptly without a deduction. No assurance can be given that we will be able to sell any shares.

Our common stock is not currently traded on any exchange or quotation system.

Investing in the common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

YOU SHOULD CAREFULLY REVIEW THE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

	Price to the Public	Expenses	Proceeds to us

Per Share - minimum	$0.05	$0.01	$0.04
Per Share - maximum	$0.05	$0.005	$0.045
Minimum	$50,000	$10,000	$40,000
Maximum	$100,000	$10,000	$90,000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is __________, 2004.

Until _____________ 2004, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled "Risk Factors." All dollar amounts refer to United States dollars unless otherwise noted.

Business Summary

Secure Automated Filing Enterprises, Inc. ("Secure Automated") is a Nevada company incorporated on March 25, 2003. Our registered office and agent for service is located at 6100 Neil Road, Suite 500, Reno, Nevada 89511 and our principal corporate office is located at 347 Evergreen Way, Point Roberts, WA 98281. Our telephone number is 1-866-414-4144 and our website is www.secureautomated.com. We have no subsidiaries.

We are a startup company providing electronic filing services to companies that are required to file disclosure information with the Securities and Exchange Commission ("SEC") through the Electronic Data Gathering Analysis and Retrieval system ("EDGAR"). In order to file through EDGAR, participants must first format their disclosure documentation into either ACSII also known as the American Standard Code for Information Interchange which is a code for information exchange between computers made by different companies, or HTML also known as HyperText Markup Language which is a set of tags and rules used in developing hypertext documents in electronic format. Secure Automated provides electronic formatting services in both formats to companies that file through EDGAR.

On April 2, 2003, Arne Raabe consented to act as President, Secretary and Treasurer of the company. On May 5th Mr. Raabe and Rory O'Byrne became Directors and concurrently Mr. O'Byrne accepted the position of CEO. Our first corporate action was the hiring of a software consultant to develop a software program to convert Microsoft Word files into ASCII and html formats following SEC requirements. Upon completion of the software we began to market our company and services to various professional service providers. We eventually secured formatting and filing service agreements with three reporting companies to act as their agent. Since inception and through March 31, 2004 we have made 31 separate filings with the SEC on behalf of our clients.

On October 31, 2003, Arne Raabe resigned as Director, President, Secretary, and Treasurer and Mr. O'Byrne assumed these positions. In conjunction with Mr. Raabe's resignation, the company paid Mr. Raabe $1,000 to buy back his shares in the company at cost and $749 for his expenses during the initial phase of the company.

Offering Summary

We are offering a minimum of 1,000,000 and a maximum of 2,000,000 shares of its common stock as summarized below:

Common stock offered by us	2,000,000 shares
Common stock outstanding before the offering	1,000,000 shares
Common stock outstanding after the offering	3,000,000 (1)
Offering price	$0.05 per share
Use of proceeds	Approximately $90,000 after expenses to further develop and refine our website, to market our services, to improve our software to expand its capabilities, and for general working capital purposes.

(1) Assumes the sale of 2,000,000 shares.

Summary of Financial Data

	Year Ended December 31, 2003	Quarter Ended March 31, 2004

Revenues	$ 3,900	$ 1,273

Operating Expenses	$ 40,299	$ 8,008

Earnings (Loss)	$ (36,399)	$ (6,735)

Earnings (Loss) Per Share	$ (0.023)	$ (0.004)

	As at December 31, 2003	As at March 31, 2004

Total Assets	$ 4,151	$ 4,526

Working Capital (Deficit)	$ (198)	$ (2,133)

Stockholders' (Deficiency)	$ (198)	$ (2,133)

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest, you should read and consider carefully the following risk factors.

We have a limited history of operations. We have only just begun the activities described herein. There is no certainty that we will be successful in developing or carrying out our business activities described herein. To date, we have reported sales of $5,173 through the first quarter of 2004. Even if revenues meet levels we anticipate, we could sustain losses, and our business and the price of our common stock may be harmed. See notes accompanying financial statements for information on our history of losses and anticipation of continued losses. Unless we are able to successfully execute our business plan, our business and operating results could suffer resulting in the complete failure of our business.

To date we have generated only limited revenues from operations and we expect limited revenues through at least the current fiscal year. As such we may have additional capital requirements to continue our operations but they might not be available to us on favorable terms or at all, and if unavailable, it could impair our ability to run our business. As of March 31, 2004, we have $ (2,133) in working capital. As a result, our ability to expand our operations is severely limited and we are totally dependent upon this Offering to grow our business. Although this offering contemplates raising $90,000, there is no assurance that this amount can be raised. Assuming the sale of all 2,000,000 shares of common stock, the proceeds will be utilized over the next twelve months as specified in "Use of Proceeds" section on page 8. If we are unable to continue generating sufficient revenues to cover operating expenses or raise additional funds, we will unlikely be able to establish or maintain our business operations. We currently have no other plans or arrangements to raise capital for our business except for this offering.

We rely on technical consultants and if we are unable to retain these or other similarly qualified individuals, we may not be able to satisfy evolving SEC filing requirements. We are dependent upon technical service providers. Loss of their services would adversely affect our business and our ability to maintain our operations or develop new products and services. We have not entered into any employment or non-competition agreements with these individuals and do not plan to in the future. Our success will depend on our ability to attract and retain qualified technical personnel. If we cannot attract and retain the necessary individuals our operating results will be suffer.

We have developed software based on current SEC filing requirements. There is no guarantee that we will be able to upgrade our software to accommodate future changes to SEC regulations. As the SEC changes or updates the requirements for electronic filing we will have to make changes and upgrades to our existing software. There can be no guarantee that we will be able to upgrade our software and if we are able, to implement these changes in a timely manner or at all. Any delay or difficulties associated with upgrading our software may adversely affect our business, results of operations, and the loss of customers.

Our software may infringe on other patented, trademarked or copyrighted software. Litigation arising out of infringement or other commercial disputes could cause us to incur expenses and impair our competitive advantage. We cannot be certain that our services do not, or will not, infringe upon patents, trademarks, copyrights or other intellectual property rights held by third parties. In addition, since we rely on third parties to help us develop and support our product and service offerings, we cannot ensure that litigation will not arise from disputes involving these third parties. We may incur substantial expenses in defending against prospective claims, regardless of their merit. Successful claims against us may result in substantial monetary liability, significantly impact our results of operations in one or more quarters or materially disrupt the conduct of our business.

Our success depends on our ability to develop, maintain and increase our customer base. Currently we rely on a narrow customer base, representing all of our revenue. The loss of any of these customers may result in the failure of our business. Our business success is completely dependent on our ability to maintain and expand our existing customer base. Revenues derived there from represent vital funds for our continued operations. The loss or damage of any of our business relationships and or revenues derived therefrom will result in the inability to pay legal and auditing fees.

We face intense competition in the market from larger more established companies that offer more services in multiple jurisdictions and time zones. These competitors will make it difficult for us to offer competing services and grow our business. Companies that are larger, better funded, and have longer operating histories dominate our industry. There are numerous other competitors that are smaller than these companies but still significantly larger than us. We may not be able to compete successfully against our future competitors and competition could have a material adverse effect on our business, results of operations and financial condition. Our potential competitors may develop superior products and services that achieve greater market acceptance than ours. Accordingly, failure of our marketing campaign to expand our client base will result in the failure of the business.

The filing services industry is highly fragmented and industry specific data is both uncertain and difficult to obtain. Assessing the competitive conditions in the filing services market with certainty is difficult. Three companies, Bowne & Company, Merrill Corporation, and RR Donnelley dominate the industry, though there are few other large regional agents. The remaining market is comprised of hundreds of smaller companies and professional service providers. Determining their strengths and competitive advantages is difficult and may have an adverse impact on our ability to formulate an effective marketing plan.

Our shares are not currently traded on any stock market and there is no assurance that shares purchased pursuant to this prospectus can be resold and if resold will be at prices at or above the offering price. The offering price of $0.05 per share was arbitrarily determined and bears no relationship to our earnings, book value, or any other recognized criteria of value. At the present time there is no public market for our Common shares and we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Investors should not consider investing in this offering unless they can afford the complete loss of their investment.

Our President will be offering for sale the shares contemplated in this prospectus. He has limited experience in selling or offering shares for sale, which may negatively effect our ability to complete the offering. We are offering up to 2,000,000 shares of common stock for sale at $0.05 per share. Our President who is not a registered broker-dealer will sell the common stock. His lack of experience may result in the inability to sell shares and raise funds, the failure of which will result in the inability to expand our business.

Our President owns a controlling interest in the company, allowing him to influence the company's future direction. He currently beneficially owns 100% of the outstanding shares of the company's common stock and would own 33% if we sell all 2,000,000 shares offered in this prospectus. Consequently, he is in a position to influence all matters subject to stockholder vote. See "Security Ownership of Certain Beneficial Owners and Management."

You will suffer immediate and substantial dilution. On March 31, 2004 the book value per share was $ (0.002) and the public offering price is set at $0.05 per share. As a consequence new investors will experience an immediate dilution of $ 0.0207 per share.

There are legal restrictions on the resale of the common shares offered herein, including Penny Stock Regulations under the U.S. Federal Securities Laws. These restrictions may adversely affect the ability of investors to resell their shares. Our Articles do not restrict the sale or transfer of the securities offered hereby however such sale or transfer must be made in full compliance with applicable state and federal securities laws. Our securities are subject to the penny stock rules, which apply generally to equity securities with a price of less than $5.00 per share, other than securities registered on certain national exchanges or quoted on the NASDAQ system. The penny stock rules reduce the level of trading activity and the secondary market for a security that becomes subject to the penny stock rules. Therefore, investors in this Offering may find it more difficult to sell their shares.

Our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern. Our audited consolidated financial statements for the year ended December 31, 2003 were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. However, our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern.

USE OF PROCEEDS

The proceeds from the sale of the shares of common stock offered by us are estimated to be up to $100,000 based on a public offering price of $0.05 per share. We intend to utilize the estimated proceeds during the twelve-month period following this offering for the following purposes:

	50% of Maximum Offering Amount	Maximum Offering Amount

Total Proceeds	$ 50,000	$ 100,000
Expenses of Offering	$ 10,000	$ 10,000

Net Proceeds from Offering	$ 40,000	$ 90,000
Use of Net Proceeds	50% of Maximum Offering Amount	Maximum Offering Amount

Website Development	$ 5,000	$ 10,000
Software and Marketing	$ 25,000	$ 60,000
Working Capital	$ 10,000	$ 20,000

Total offering expenses are $10,000. Of the $10,000, the amounts to be paid from the proceeds for expenses of the offering are: $5,000 for legal fees; $1,000 for printing our prospectus; $2,500 for accounting/administrative fees; $1,400 for our transfer agent; and $100 for filing fee.

If we cannot succeed in implementing our strategy, then our prospects for growth are substantially undermined and without additional capitalization our capacity to survive as a going concern is unlikely.

DETERMINATION OF OFFERING PRICE

We arbitrarily determined the initial public offering price of the shares at $0.05 per share. We considered several factors in such determination, including the following:

- Our ability to raise funds under this offering;

- Our limited history of operations;

- Prospects for the industry in which we compete;

- Our existing capital structure;

- Our ability to raise funds in the future

The public offering price of the shares does not bear any relationship to established valuation criteria and is not indicative of prices that may prevail in the future. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price higher than the offering price in this offering.

DILUTION

Our book value, as of March 31, 2004, was $(0.002) per share. Without taking into account any changes in our book value up to May 21th, 2004 and giving effect to the sale of 2,000,000 shares of common stock offered hereby and after deducting estimated offering expenses payable by us, the pro forma book value at May 21th, 2004, would have been approximately $87,867 or $0.0293 per share. This amount represents an immediate dilution to new investors of $0.0207 per share.

The following table illustrates this dilution per share:

Public offering price per share	$0.05

Book value per share March 31, 2004	$(0.002)

Book value per share after offering	$0.0293

Increase per share to existing stockholders	$0.0313

Dilution per share to new investors	$0.0207

The following table sets forth, as of March 31, 2004, the number of shares of common stock outstanding and the percentage of shares of common stock purchased by the existing stockholders and by the investors purchasing shares of common stock in this offering:

	Shares Purchased
	Number	Percent

Current investor	1,000,000	33.0%
New investors	2,000,000	67.0%

Total	3,000,000	100.0%

Selling Security Holders

N/A

PLAN OF DISTRIBUTION

We are offering up to 2,000,000 shares of our common stock at $0.05 per share. The common stock will be sold by our President, Rory O'Byrne, to investors located both inside and outside the United States. Our shares will be sold on a "best efforts" basis with a minimum amount of 1,000,000 shares of common stock that we must sell in order to accept funds. No commissions are being paid in connection with the offering. All expenses of the registration statement are estimated to be $10,000 including but not limited to, legal, accounting, printing and mailing fees are and will be paid by us.

The President is not a registered broker-dealer but will be offering our shares pursuant to an exemption from such broker-dealer registration pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 the "Exchange Act". Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our President is not statutorily disqualified, is not being compensated. He is and will continue to be our officer and one of our directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. He has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. He will receive no selling commissions or other remuneration in conjunction with his offering of the shares on behalf of us.

Funds from this offering will be placed in the trust account of Chamberlain Hutchison Attorneys at Law, Suite 1310 10025 - 102A Avenue Edmonton, Alberta, T5J 2Z2. Their telephone number is (780) 423-3661. They will hold the funds in trust until we receive a minimum of $50,000 in subscription monies, at which time they will deliver those funds to us. Any funds received thereafter will immediately be paid to us. If we do not receive the minimum amount of $50,000 within 180 days of the effective date of our registration statement, all funds will be returned to you without a deduction. During the 180 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $50,000 within the 180 day period referred to above. There are no finders involved in our distribution.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New Jersey, Washington D.C. and/or outside the United States of America.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors, generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.

The application of the penny stock rules may affect your ability to resell your shares. (See page 14 for rules regarding penny stocks)

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of up to 180 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to 'Chamberlain Hutchison In Trust for Secure Automated Filing Enterprises'.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Funds in Trust

Funds will be held in trust with our corporate attorneys, Chamberlain Hutchison Attorneys at Law, until we have received $50,000. Upon receipt of a minimum of $50,000, Chamberlain Hutchison will transfer all funds held to our corporate bank account with Bank of Montreal. If they do not receive the $50,000 within 180 days of the effective date of this offering, all subscriptions received by them will be promptly returned to each investor without interest or deduction therefrom.

Legal Proceedings.

We are not currently involved in any legal proceedings nor do we have knowledge of any threatened litigation.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.00001 par value. As of June 30, 2004, there were 1,000,000 common shares outstanding.

Rights and Liabilities of Common Stockholders

Dividend Rights

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the board of directors may from time to time determine.

Voting Rights

Each holder of the Company's common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. All voting is non-cumulative, which means that the holder of fifty percent (50%) of the shares voting for the election of the directors can elect all the directors. The board of directors may issue shares for consideration of previously authorized but unissued common stock without future stockholder action.

Preemptive Rights

Holders of common stock are not entitled to preemptive rights.

Sinking Fund Provisions

No sinking fund provisions exist.

Further Liability For Calls

No shares of common stock are subject to further call or assessment by the issuer. We have not issued stock options as of the date of this Registration Statement.

Market for Common Equity and Related Stockholder Matters.

Our common stock is not quoted on any exchange and there is no public trading market.

As of June 30, 2004 we had 1,000,000 issued and outstanding shares of common stock and 1 stockholder of record. We do not have any outstanding options, warrants or other arrangements providing for the issuance of additional shares of our capital stock. Of the 1,000,000 shares of common stock outstanding as of July 31, 2004, approximately 0 of these shares were eligible for resale pursuant to Rule 144 of the 1933 Act. Except for the shares being registered in this prospectus, we do not have any current intention or obligation to register any additional shares of common stock for sale.

There is no public market for our common stock. Trades of our common stock, should a market ever develop, will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The SEC also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks".

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors in this offering, even if a market for our shares ever develops, may find it difficult to sell their shares.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Certain Relationships and Related Transactions

Except as otherwise indicated below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest. Our President, Rory O'Byrne will act as the company's promoter and there has not been any transaction between the company and its promoter.

DESCRIPTION OF BUSINESS

Business Summary

Secure Automated Filing Enterprises, Inc. is a Nevada company incorporated on March 25, 2003. We are a startup company providing electronic filing services to companies that are required to electronically file disclosure information with the Securities and Exchange Commission "SEC". This disclosure information includes but is not limited to registration statements under the Securities Act of 1933 and registration statements and other disclosure documents under the Exchange Act of 1934. Participants must file electronically under the Electronic Data Gathering Analysis and Retrieval system "EDGAR". EDGAR enables registered companies to file their disclosure documents with the SEC in electronic format. In order to file through EDGAR, participants must first format their disclosure documentation into either ACSII or HTML format. We provide client companies formatting and filing services through software that is not unique in comparison to competitors' products. Filings submitted on EDGAR are available to the public on the SEC web site as well as other information providers.

SEC rule changes implemented in November 2002 require all non-U.S. companies and foreign governments participating in the U.S. capital markets to file their U.S. disclosure documents electronically via EDGAR. We focused our initial efforts on securing service and filing contracts with foreign companies domiciled in Canada. Our software enables us to format and file disclosure documentation originally created using Microsoft Word or similar text editing software. For foreign companies this includes Form 6K and Form 20F and for domestic companies it includes 8-K, Form 10-K and Form 10Q. Upon completion of this offering we shall expand our capabilities to include forms that must be filed in XML, also described as eXtensible Markup Language, a particular text format for the interchange of structured data. This includes Form 3, Form 4, and Form 5.

Business of Issuer

We are a full-service EDGARizing firm that files EDGAR reports on behalf of EDGAR participants, with an initial emphasis on foreign companies domiciled in Canada. Specific services provided include:

Filing for EDGAR access codes by form ID;

Conversion of documents to EDGAR acceptable formats (ASCII or HTML)

Electronic filing of the document through the EDGAR filing web site.

We have executed a trademark licensing agreement with the SEC to use the EDGAR name (see exhibit 99.1).

We provide client companies formatting and filing services through software that was designed and developed by Alex Meyer, of RooStar of Denmark, a paid consultant. During fiscal 2003 a total of $ 2,269 was spent on research and development. All of these costs are borne by the company. The software is not unique in comparison to competitors' products and we do not have any agreements with the consultant preventing him from selling it, nor have we filed any patents, copyrights or any other intellectual property protection. Presently we do not have any intention of filing or securing any intellectual property protection.

We will build upon our existing client base and secure new clients as an EDGAR filer over the next six (6) to twelve (12) months. As part of our distribution and marketing campaign, we will utilize two business generation programs, one with professional service providers such as lawyers, accountants and the other, a corporate referral program with SEC filers, including public companies. The basis of these programs is to incentivize professional service providers to subcontract their clients' filing requirements to us and to incentivize corporate clients to refer our services to other SEC filers. We will provide referrers discounts on the provision of our services. Both programs are presently available however their implementation is contingent upon our marketing plan.

The discount model offered to professional service providers contains steeper discounts, as we believe they represent a more significant revenue generation source than corporate referrers. The following table illustrates the proposed discount model for the professional service provider program.

Number of referrals	Discount
1-5	5%
6-10	10%
11-15	15%
16 and above	20%

The following table illustrates the proposed discount model for the corporate referral program.

Number of referrals	Discount
1-10	5%
11-19	10%
20-29	15%
30 and above	20%

There can be no certainty the extent to which these business generation programs will be effective.

Marketing Plan

We will hire a consultant to prepare a marketing plan for our company, services, and business generation program. We have allotted three weeks to source a marketing consultant and an additional four weeks for the creation of the marketing plan. Thereafter our President will implement the plan within 60-70 days from completion of this financing. Presently we do not anticipate hiring third parties to assist in the plan's implementation and our president will devote approximately 15 hours per week on our business.

Although the marketing plan has not been fully developed yet, we anticipate utilizing a combination of direct mail, trade magazines advertisements and online advertising. The online advertising will include word and phrase purchasing through Google and Overture. We have allotted $10,000 for development and $10,000 for the implementation of our marketing campaign if the minimum amount of funds is raised. If we raise the maximum amount of proceeds from the offering, we will devote an additional $35,000 to the implementation of our marketing program.

We have made no public announcements regarding new products. Our software is currently fully functioning and the funds from this offering will be utilized to expand its capabilities. This will include formatting additional forms that must be filed in XML, also described as eXtensible Markup Language, a particular text format for the interchange of structured data. The expanded capabilities will be initially limited to SEC filing Forms 3, 4, and 5. The improvements will include a database whereby company specific information is entered automatically into the forms. This will reduce the time required to format these specific forms.

Industry

The SEC began the development of EDGAR with a pilot program in 1984. Through a phase-in schedule, the SEC assigned one of ten dates by which all public companies had to start filing disclosure documents through the EDGAR system, beginning April 1993. Today, all public domestic companies make their filings on EDGAR, except for filings made in paper because of a hardship exemption. In may 1999, the EDGAR system began accepting filings in html format, which allowed filers to maintain the look and feel of the original document, instead of the typewriter style ASCII format. At the same time, the EDGAR system also allowed the use of "unofficial" PDF (portable document format) exhibits to filings.

Until recently foreign companies were exempt from electronic filing requirements due to the higher costs anticipated for foreign companies than those faced by domestic filers. In November of 2002 the exemption was lifted thereby requiring foreign companies and foreign governments to file electronically through EDGAR.

Competition

The market for filing services and products is relatively new, changing and competitive and more companies are entering the market for, and expending increasing resources to develop filing services. All of our current competitors have longer operating histories, greater name recognition, more technical personnel, and significantly greater financial resources. Additionally, new competitors with potentially unique or more desirable products or services may enter the market. Price concessions as well as distribution strategies or technology solutions may diminish our revenues, impact our margins or hinder our growth, any of which will harm our business.

The filing services industry is highly fragmented, with hundreds of independent agents providing a full range of filing services. Industry specific data is difficult to obtain and uncertain, however presently, filing agents process over 60% of all Edgar filings. There are three dominant companies, Bowne & Company, Merrill Corporation, and RR Donnelley, and a few large regional agents that participate in the market. Bowne, Merrill, and Donnelley are diversified financial printing and document management firms that realized 2003 revenues of $ 1.07 billion, $596 million, and $4.79 billion respectively. Revenues for the industry follow a recurring periodic activity, with some seasonality linked to significant filing deadlines imposed by law on public reporting companies and mutual funds.

Additionally, other smaller companies, including professional service providers like accountants and law firms, also vie for market share. These companies can serve anywhere from a dozen to several hundred clients. Although we shall compete with all of these companies our principal competition will arise from those smaller companies and service providers. The market and financial strengths of these competitors, while less than the principal participants, are in most cases substantially more significant than ours. This additional competition may adversely affect our sales or capacity to retain or increase clientele.

Moreover, many companies file disclosure documentation in-house without resorting to the use of an EDGAR filing agent. To the extent that companies opt not to secure the services of a filing agent, we may be adversely affected.

Our Position

Formatting SEC compliant documents requires the placement of special tags and software coding throughout the document. For example, when placing a table in an ASCII formatted document the table must be identified with a <table> tag at the start of the table and a </table> tag at the end. Additionally, each column in the table must have a <c> tag identifying it. Similarly, for HTML formatting, tags for bolding, underlining or changing the size of the font must all be identified by a respective tag. In these instances a <b>, <I>, and <font size="x"> tags must be used. We have developed a software that enables us to format documents according to SEC guidelines without having to place these tags into the document manually. As a consequence the time it takes to format and file a document is reduced from what it would be if we manually inserted the tags and coding. However, our filing software is not unique and other large and small service providers alike provide both similar services and utilize proprietary software. Our expansion and ability to compete will be primarily based on our marketing and referral programs.

As of March 31, 2004 we had formatted and filed 31 disclosure statements through EDGAR resulting in revenues of $5,173. Those revenues are based on our current fee and retainer structure, which is based on the number of pages that are formatted. Fees range from $5.00 to $14.40 per page depending on the format requested by our clients. Based on statistics from the SEC the average 20F filing generates twelve hundred (1,200) dollars in initial revenue, and each amendment thereafter will also garner eight hundred (800) to twelve hundred (1,200) dollars. From that point forward, as long as the client continues to utilize our EDGARization services, each client should be worth a minimum of approximately $2,000 in annual revenues due to the filing of each client's quarterly and annual SEC regulatory filings.

It must be noted however that many companies may wish to electronically file documents in-house or in fact may turn to other sources, which may detrimentally impact our anticipated revenue sources. As such, the Company's industry segment is characterized by what is commonly referred to as "recurring revenue." We currently have three (3) recurring revenue clients and expect to garner additional clients through our relationships within the lawyer and accountant communities.

Raw Materials and Suppliers

We are a service business, and thus do not use raw materials or have any significant suppliers.

Customers

We currently have three (3) clients. All of our revenues are dependent on these customers. The loss of any one of these customers will prove detrimental to our ongoing viability.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements, or Labor Contracts

We have entered into a non-exclusive, non-assignable, royalty free trademark agreement (see exhibit 99.1) with the Securities and Exchange Commission to use the EDGAR name. This agreement allows for cost free use of the EDGAR trademark pursuant to the terms and conditions set forth in the agreement. Specifically, when using the EDGAR name in promotional or marketing materials, we must first present the materials to the Associate General Counsel for Litigation and Administrative Practice of the SEC for approval, but may use the material if the Associate General Counsel or his or her designee has not objected in writing within twenty days. The agreement has a five-year term, which may be renewed upon mutual consent of the parties.

Although the Company believes that its operations do not infringe on any copyright or any other proprietary rights of third parties, there can be no assurance that those parties will not assert that our business procedures infringe their proprietary rights. We have no assurance that third parties will not obtain, or do not have, patents covering features of our operations, in which event we or our customers might be required to obtain licenses to use such features. If a patent holder refuses to grant a license on reasonable terms or at all, we may be required to alter certain products or stop marketing them.

Regulation

We required the securing of a trademark license issued by the SEC for use of the name or phrase EDGAR in our materials.

Development Activities

Our business currently does not rely on continued research and development of our software. However, in order to compete effectively and expand our business certain software development will be required to meet evolving SEC standards. We have incurred $2,269 on research and development.

Impact of Environmental Laws

We are not aware of any federal, state, or local environmental laws that would effect its operations.

Employees

We presently have no full-time employees. We have oral agreements with several consultants to perform formatting and filings services when needed. To date our President has performed all work related to formatting and filing documents on EDGAR. Our President nor consultants are currently represented by a collective bargaining agreement.

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated significant revenues and limited revenues are anticipated until we develop and commence a marketing strategy. Accordingly, we must raise cash from sources other than operations. Our only other source for sufficient cash at this time is investments by others in our company. We must raise cash to implement our marketing strategy.

To meet our need for cash we are attempting to raise money from this offering. We believe that we will be able to raise enough money through this offering to begin a marketing strategy but we cannot guarantee that once we begin marketing our services we will secure sufficient clients to stay in business. If we are unable to secure enough clients, we will need to find alternative sources of capital through a second offering or loans in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

If we need additional cash and cannot raise it we will either have to suspend our marketing until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will satisfy our cash requirements for the next 12 months, but our marketing plan will be curtailed and our ability to expand our business reduced.

Other than as described in this paragraph, we have no other financing plans and have made no plans beyond our current business.

Plan of Operation

We do not expect to purchase or sell significant equipment nor do we expect significant changes in the number of employees.

Upon completion of our public offering, our specific goal is to develop and execute a comprehensive marketing plan to attract new clients. We intend to accomplish the foregoing through the following milestones:

1. Complete our public offering. We believe this could take up to 180 days from the date the Securities and Exchange Commission declares our offering effective. We will continue our current operations with a limited number of clients until we have closed this offering. We intend to concentrate our efforts on completing the offering during this period.

2. After completion, we will immediately begin our search for a marketing consultant to assist in the development of our marketing strategy. Finding a marketing consultant that meets our objectives will take approximately three weeks. We do not intend to hire employees. Our President will conduct the interview process and other administrative duties. At the same time we will hire a software consultant to upgrade our software. The upgrades to the software should take four weeks and cost approximately $5,000.

3. After we have hired a marketing consultant, we intend to develop a strategy for marketing our services to public companies, lawyers, accountants, and other service providers for companies reporting through EDGAR. The marketing strategy will encompass upgrading our web site, selecting media for placement of advertisements, a direct mail campaign, and an online campaign in an effort to boost our business generation program. Developing the marketing strategy will take approximately four weeks and cost $10,000.

4. As soon as the marketing strategy is completed the software developers will upgrade the website to integrate our software and the design from the marketing consultants. It will take three weeks to upgrade the web site and link it with our software and cost approximately $5,000.

5. As soon as the web site is completed, which will be approximately 70 days from the completion of the offering, we will begin to market our services and website in the United States and in Canada through traditional sources such as trade magazines, flyers/mailers, and online advertising and search term purchases through search engines Google and Overture.

6. We will utilize inbound links that connect directly to our website from external sites. Potential clients can simply click on these links to become connected to our website from search engines and community and affinity sites. The exact allocation between direct mail, advertising, and our online efforts will be determined in conjunction with the marketing consultant, however with the minimum raised we anticipate sending approximately 5,000 fliers at a cost of $0.70/piece, place approximately 8 advertisements to run in various financial publications for 10 alternating days, and purchase approximately 8,500 click throughs to our web site on Google and Overture at $0.20 per click through. With the maximum raised the number of fliers, advertising runs, and click troughs will increase, however we anticipate testing the effectiveness of the various campaign segments and allocating funds to those segments that garner the greatest return on our investment. We expect to begin realizing results from our marketing campaign within 30-60 days from its commencement. It takes approximately 10 days to print direct mail marketing materials, 7 days to process the materials and approximately 7 days for United States postal service to deliver the mail to the target audience. For trade magazines timing is dependent on when and how often the publication is distributed. We anticipate commencing this advertising campaign within the 25-35 day time frame to coincide with our direct mail campaign. Online advertising reduces the time between placement and receipt of advertising and we expect to time our online advertising to coincide with the offline campaign.

7. Once the marketing has commenced and we have begun to attract additional clients, we intend to hire 1 or 2 part-time salesperson(s) to call on potential clients and introduce them to our services. The salesperson(s) will also call on lawyers and other service providers to notify them of our referral program and its advantages. No funds contemplated in this offering will be allocated to the hiring of these people. Their hiring is conditional on achieving sufficient cash flow to pay their wages.

History of Operations

As of March 31, 2004, we generated a $43,134 net loss from operations. We have generated revenue since shortly after inception. The funds contemplated under this offering will be sufficient for twelve months of operations and we believe we will have sufficient liquidity and cash reserves for this period. While these expectations are formulated based upon presumptions, there can be no assurance that in fact such projections will indeed come to fruition.

We believe that by positioning ourselves as a publicly traded and listed entity in this industry, we may secure a more optimal position in the view of the investing public and may result in greater recognition by EDGAR participants and professional services providers. Notwithstanding such an assessment, we are not presently aware of any specific interest from potential investors, nor is management certain that such additional private capital will be available or that the company will in fact be successful in securing additional capital.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Through March 31, 2004, we incurred an operating loss of $43,134 since inception. The major components to expenses faced by the company in its day-to-day operations include consulting expense of $38,000 for preparing documents for filing on behalf of clients, communicating with existing clients, establishing relationships within the legal and accounting industries, and developing our business plan. These fees are not fixed and fluctuate depending on the number of files submitted. A previous officer has donated a total of $22,400 worth of consulting work. The Company has no current commitments or other long-term debt. The Company has and may in the future invest in short-term investments from time to time but there can be no assurance that these investments will result in profit or loss.

The Company has incurred $2,269 on website and software development from March 25, 2003, date of inception, through March 31, 2004. Over the next twelve months we anticipate incurring additional cost of $5,000 on development to expand the capabilities of our software.

Our future growth and success will be dependent on our ability to develop or acquire products and technology as the regulatory environment evolves. As such, we may require future software development that will require research and development. If we cannot succeed in developing software in response to changing regulatory environment then our prospects for growth are substantially undermined. Without additional capitalization our capacity to survive as a going concern, much less achieve growth, is doubtful.

As of March 31, 2004, we have generated revenue from only one primary source-that being the EDGARization services that we provide to our clients as fully described herein. Accordingly, no table showing percentage breakdown of revenue by business segment or product line is included.

No engineering, management or similar report has been prepared or provided for external use in connection with the offer of its securities to the public.

Description of Property

The Company's corporate headquarters are located at 6100 Neil Road, Suite 500, Reno, Nevada 89511. Our principal offices are located 347 Evergreen Way Point Roberts, WA 98281. Pursuant to an oral agreement we are provided office space by Ron Hughes, a business associate of our President, paying $100 rent per month, on a month to month basis once this offering have been completed. There are currently no proposed programs for the renovation, improvement or development of the properties currently being utilized by the Company.

MANAGEMENT.

Each of our directors serves until his or her successor is elected and qualified. Our officer is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, ages and positions of the Company's directors and executive officers are as follows:

Name	Age	Position
Rory O'Byrne	41	President, Secretary, Chief Executive Officer and Director
Brock Harris	27	Director

TERM OF OFFICE

Mr. Harris has been a director of the company since its inception on March 25, 2003. Mr. O'Byrne has been director since May 5th, 2003. All directors are elected for a term of one year.

Work Experience of officers and directors

Rory O'Byrne

Mr. O'Byrne graduated from Marin Academy in San Rafael, California and went on to obtain his Bachelor of Arts Degree in Political History at the University of Victoria in British Columbia, Canada. Thereafter, he graduated with Honors in Law, specializing in Intellectual Property and International Trade and Finance at University College in the United Kingdom. From January 1996 to November 1999 he was as a Director for Vista Financial, a consulting firm specializing in corporate finance and legal issues. His duties included financial and legal consulting to companies in the startup and development phases of their operations. From November 1999 he has been Director and Officer of Hampton Financial Partners Inc. Hampton Financial Partners is a financial advisory firm that specializes in the oil and gas industry. In November 2000, Mr. O'Byrne formed Global Internet Communications Inc., a company engaged in the sale and marketing of a licensed video streaming technology to the pharmaceutical industry. In December of 2003 management concluded that new executive leadership was warranted and on February 16 2004, Mr. O'Byrne accepted the appointment of Raymond Demman as CEO, President and director and tendered his resignation and agreed to cancel his shares in the company. The transaction resulted in a reverse acquisition and change of control of the management and principal shareholder of the company. Neither Mr. O'Byrne nor any of the company's management received any compensation or other consideration as a result of the transaction. On March 8, 2004 he consented to act as the interim President and Chief Executive Officer of Gondwana Energy Ltd. Gondwana Energy is a U.S. based oil and gas company with limited operations.

Brock Harris

In 1997, while studying at University of Southern California (USC), Mr. Harris created and wrote, under studio supervision, a science-fiction interactive script "The Ark", optioned by Paramount Studios (Paramount Digital Entertainment) for feature development with Viacom. During 1998, working as an assistant director he conceived, arranged, taught, and conducted a singing ensemble in California. Assisted in implementation of a fund-raised budget for a public school arts program. He also produced national award-winning album "Road to Nowhere". From 1999 through 2000 he worked as Executive Assistant to a manager at Beyond Talent Management, a talent management firm, where his duties included reviewing contracts and establishing goals and timetables for clients' careers. During this time he also worked as Executive Assistant to a writer/director and owner of DME Productions. For the last two and a half years he has worked as a real estate agent, first at Realty Association in Los Angeles, California. For the last 18 months he has sold real estate as the owner of his own brokerage, Brock Real Estate, also located in Los Angeles.

EXECUTIVE COMPENSATION

We do not currently have employment agreements with our executive officer, but expect to sign an employment agreement with him in the next approximately twelve (12) months. To date no officer or director has drawn any salary. We do not currently have a stock option plan.

		Annual Compensation

(a)	(b)	(c)	(d)	(e)

Name and Principle Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)

Rory O'Byrne President, CEO & Director	2003	Nil	Nil	Nil

Brock Harris Director	2003	Nil	Nil	Nil

Arne Raabe Former President, Secretary, Treasurer and Director	2003	Nil	Nil	Nil

DIVIDEND POLICY

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. We have not paid any dividends on our common stock and we do not have any current plans to pay any common stock dividends.

Market Information

Our common stock does not currently trade on any formal or national securities exchange. Being a start-up company, there is no fiscal history to disclose. There is no public market for any of the Company's securities at present.

There is currently no Common Stock that is subject to outstanding options or warrants to purchase, or securities convertible into, the Company's common stock.

There are 1,000,000 shares of common stock of the company that are restricted pursuant to Rule 144 of the 1933 Securities Act. These shares cannot be sold or transferred unless done so in accordance with Rule 144.

There is currently no common equity that is being or is proposed to be publicly offered by the registrant, the offering of which could have a material effect on the market price of the issuer's common equity.

Holders

As of March 31, 2004, the Company had 1 stockholder of record.

Reports to Shareholders

We intend to furnish shareholders with annual reports containing audited financial statements and such other periodic reports as we may determine to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement, we will be required to comply with periodic reporting, proxy solicitation and certain other requirements by the Securities Exchange Act of 1934. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding us at the SEC website (http://www.sec.gov).

Transfer Agent and Registrar

At this time we do not have a transfer agent or registrar. Upon completion of this offering we will hire such Transfer agent as management determines.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information as of the date of this Registration Statement certain information with respect to the beneficial ownership of the Common Stock of the Company concerning stock ownership by (i) each director, (ii) each executive officer, (iii) the directors and officers of the Company as a group, (iv) and each person known by the Company to own beneficially more than five percent (5%) of the Common Stock. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

Name and Address of Beneficial Owner of Shares	Number of Shares Before the Offering	Percentage of Ownership Before the Offering	Number of Shares After Offering Assuming all of the Shares are Sold	Percentage of Ownership After the Offering Assuming all of the Shares are Sold

Rory O'Byrne	1,000,000	100%	1,000,000	33%
All Executive Officers and Directors as a Group	1,000,000	100%	1,000,000	33%

SECURE AUTOMATED FILING ENTERPRISES INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

December 31, 2003

INDEPENDENT AUDITORS' REPORT

To the Directors of
Secure Automated Filing Enterprises Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Secure Automated Filing Enterprises Inc. as at December 31, 2003 and the related statements of operations, stockholder's deficiency and cash flows for the period then ended and for the period cumulative from inception on March 25, 2003 to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Secure Automated Filing Enterprises Inc. as at December 31, 2003 and the results of its operations and its cash flows for the period then ended and for the period cumulative from inception on March 25, 2003 to December 31, 2003 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's business is in the development stage and only nominal revenues have been generated to date. At December 31, 2003 the Company has nominal cash resources and requires new financing, either through issuing shares or debt, to continue the development of its business. These factors together raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also discussed in Note 1. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Vancouver, Canada	"Hoogendoorn Vellmer"
March 19, 2004	Chartered Accountants

SECURE AUTOMATED FILING ENTERPRISES INC.

(A Development Stage Company)

BALANCE SHEET

December 31,
As at	2003

ASSETS
CURRENT
Cash	$ 3,491
Accounts receivable	660

TOTAL ASSETS	4,151

LIABILITIES
CURRENT

Accounts payable and accrued liabilities	3,600
Advances from a related party (Note 3)	749

TOTAL LIABILITIES	4,349

STOCKHOLDERS' DEFICIENCY

COMMON STOCK (Note 4)
Authorized: 50,000,000 shares, $0.00001 par value Issued and outstanding: 1,000,000 shares	10

ADDITIONAL PAID-IN CAPITAL	991

DONATED CAPITAL (Note 5)	35,200

DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE	(36,399)

TOTAL STOCKHOLDERS' DEFICIENCY	(198)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	4,151

NOTE 1 - INCORPORATION, NATURE AND CONTINUANCE OF OPERATIONS

See accompanying Notes to the Financial Statements

SECURE AUTOMATED FILING ENTERPRISES INC.

(A Development Stage Company)

STATEMENT OF OPERATIONS

	Period ended December 31, 2003	Cumulative from Inception of Development Stage on March 25, 2003 through December 31, 2003

	$	$

REVENUE	3,900	3,900

GENERAL AND ADMINISTRATIVE EXPENSES

Audit fees	3,600	3,600
Bank charges	64	64
Consulting fees (Note 5)	33,200	33,200
Legal fees	980	980
Office and administration	186	186
Website and software development (Note 5)	2,269	2,269

	(40,299)	(40,299)

NET LOSS FOR THE PERIOD	(36,399)	(36,399)

BASIC LOSS PER SHARE	(0.023)

WEIGHTED AVERAGE NUMBER OF SHARES	1,555,557

See accompanying Notes to the Financial Statements

SECURE AUTOMATED FILING ENTERPRISES INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' DEFICIENCY

From Inception (March 25, 2003) to December 31, 2003:

	Common Shares	Stock Amount	Additional Paid-in Capital	Donated Capital	Deficit Accumulated During the Development Stage	Total Stockholders' Equity (Deficiency)

		$	$	$	$	$

Balance, March 25, 2003	-	-	-	-	-	-
Issue of common stock for cash at $0.001 per share	2,000,001	20	1,981	-	-	2,001
Repurchase of common stock for cash at $0.001per share	(1,000,001)	(10)	(990)	-	-	(1,000)
Donated Capital (Note 5)	-	-	-	35,200	-	35,200
Net loss for the period	-	-	-	-	(36,399)	(36,399)

Balance, December 31, 2003	1,000,000	10	991	35,200	(36,399)	(198)

See accompanying Notes to the Financial Statements

SECURE AUTOMATED FILING ENTERPRISES INC.

(A Development Stage Company)

STATEMENT OF CASH FLOWS

		Cumulative
		from
		Inception of
		Development
		Stage on
	Period	March 25, 2003
	ended	through
	December 31,	December 31,
	2003	2003

	$	$

OPERATING ACTIVITIES:
Loss from operations	(36,399)	(36,399)
Items not requiring cash outlay:
Consulting fees	33,200	33,200
Website design and software development	2,000	2,000
Cash provided by (used in) changes
in operating assets and liabilities:
- Accounts receivable	(660)	(660)
- Accounts payable and accrued liabilities	3,600	3,600
- Amounts due to a related party	749	749

Net cash provided by operating activities	2,490	2,490

FINANCING ACTIVITIES:
Issuance of common stock, net	1,001	1,001

Net cash provided by financing activities	1,001	1,001

INCREASE IN CASH	3,491	3,491

CASH AT BEGINNING OF PERIOD	-	-

CASH AT END OF PERIOD	3,491	3,491

SUPPLEMENTAL CASH FLOWS INFORMATION
Interest expense	-	-
Taxes	-	-

See accompanying Notes to the Financial Statements

SECURE AUTOMATED FILING ENTERPRISES INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003

NOTE 1 - INCORPORATION, NATURE AND CONTINUANCE OF OPERATIONS

The Company was incorporated under the laws of the State of Nevada, U.S.A., on March 25, 2003, and is based in Point Roberts, Washington. It is a development stage company with respect to its business of providing Edgar filing services, a mandated electronic filing format required for public access document submissions to the US Securities Exchange Commission.

In a development stage company, management devotes most of its activities towards developing a market for its products. Planned principal business activities have not yet commenced. To date, the Company has generated only nominal amounts of revenue and has not yet established a customer base. As at December 31, 2003, the Company has nominal cash resources and it is likely that the Company needs to offer for sale additional common stock to continue the development of its business. There can be no assurance that it will be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved. These factors together raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result should the Company cease to continue as a going concern.

The Company has elected a December 31st fiscal year end. The accompanying financial statements cover the initial short fiscal year from inception of the Company on March 25, 2003 to December 31, 2003.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Revenue Recognition

The Company recognizes revenue when the following criteria have been met:

  The Company has obtained a contract or a written request from the customer;
  The Company has rendered the service and filed the disclosure statement with the US Securities and Exchange Commission;
  The Company is reasonably assured that the service fee is collectible.

Comprehensive Income

The Company reports comprehensive income and loss on its components in the financial statements based on standards established by SFAS No. 130. As at December 31, 2003, the Company has no items that represent comprehensive income and loss and, therefore, has not reported such items in the financial statements.

Website and software development costs

The Company considers website and software development activities to be inherent to its continuing business and charges associated costs to operations in the period in which they are incurred.

SECURE AUTOMATED FILING ENTERPRISES INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basic Net Income (Loss) per Share

Basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share on the potential exercise of the equity-based financial instruments is not presented where anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities and advances from a related party. The carrying value of these financial instruments approximates their fair value based on their liquidity or their short-term nature.

Income taxes

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactment of changes in the tax laws or rates are considered.

Due to the uncertainty regarding the Company's profitability, the future tax benefits of its losses have been fully reserved for and no net tax benefit has been recorded in the financial statements.

NOTE 3 - ADVANCES FROM A RELATED PARTY

The advances from a related party are due to a former officer and director of the Company, and are non-interest bearing, unsecured and due on demand.

SECURE AUTOMATED FILING ENTERPRISES INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003

NOTE 4 - COMMON STOCK

There are no shares subject to warrants, agreements or options as at December 31, 2003.

The Company intends to offer for sale in the immediate future between 1,000,000 and 2,000,000 common stock at an offering price of $ 0.05 per share.

NOTE 5 - DONATED CAPITAL

During the 2003 fiscal period, $20,400 and $12,800 of consulting services were donated to the Company by a former officer and director and by the current CEO of the Company, respectively, and accounted for as donated capital. As well, web design services of $2,000 were donated by a former officer and director of the Company and accounted for as donated capital.

The donated consulting services and web design services were recorded at their estimated fair values.

NOTE 6 - INCOME TAXES

No provision for income taxes has been made for the period presented as the Company incurred net losses.

The potential benefit of net operating loss carry forwards has not been recognized in the financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The components of the net deferred tax asset, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are as follows:

	December 31, 2003	Cummulative from Inception on March 25, 2003 through December 31, 2003

	$	$

Net operating loss carry forwards (expiring in 2023)	1,200	1,200

Statutory tax rate	15%	15%

Effective tax rate	-	-

Deferred tax assets	270	270

Less: Valuation allowance	(270)	(270)

Net deferred tax assets	-	-

SECURE AUTOMATED FILING ENTERPRISES INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

March 31, 2004

(UNAUDITED)

SECURE AUTOMATED FILING ENTERPRISES INC.
(A Development Stage Company)
BALANCE SHEET

	March 31,	December 31,
	2004	2003
As at	(unaudited)	(audited)

	$	$
ASSETS
CURRENT

Cash	4,314	3,491
Accounts receivable	212	660

TOTAL ASSETS	4,526	4,151

LIABILITIES
CURRENT

Accounts payable and accrued liabilities	6,659	3,600
Advances from a related party	-	749

TOTAL LIABILITIES	6,659	4,349

STOCKHOLDERS' DEFICIENCY

COMMON STOCK
Authorized: 50,000,000 shares, $0.00001 par value
Issued and outstanding: 1,000,000 shares
(December 31, 2003: 1,000,000 shares)	10	10

ADDITIONAL PAID-IN CAPITAL	991	991

DONATED CAPITAL	40,000	35,200

DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE	(43,134)	(36,399)

TOTAL STOCKHOLDERS' DEFICIENCY	(2,133)	(198)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	4,526	4,151

See accompanying Notes to the Financial Statements

SECURE AUTOMATED FILING ENTERPRISES INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Months ended March 31, 2004	Period ended March 31, 2003	Cumulative from Inception of Development Stage on March 25, 2003 through March 31, 2004

	$	$	$

REVENUE	1,273	-	5,173

GENERAL AND ADMINISTRATIVE EXPENSES

Audit fees	-	-	3,600
Bank charges	24	-	88
Consulting fees	4,800	-	38,000
Legal fees	3,124	315	4,104
Office and administration	60	-	246
Website and software development	-	250	2,269

	8,008	565	48,307

NET LOSS FOR THE PERIOD	(6,735)	(565)	(43,134)

BASIC LOSS PER SHARE	(0.004)	(565)

WEIGHTED AVERAGE NUMBER OF SHARES	1,000,000	1

See accompanying Notes to the Financial Statements

SECURE AUTOMATED FILING ENTERPRISES INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' DEFICIENCY
(UNAUDITED)
From Inception (March 25, 2003) to March 31, 2004:

	Common Shares	Stock Amount	Additional Paid-in Capital	Donated Capital	Deficit Accumulated During the Development Stage	Total Stockholders' Equity (Deficiency)

		$	$	$	$	$

Balance, March 25, 2003	-	-	-	-	-	-

Issue of common stock for cash at $0.001 per share	2,000,001	20	1,981	-	-	2,001

Repurchase of common stock for cash at $0.001per share	(1,000,001)	(10)	(990)	-	-	(1,000)

Donated Capital	-	-	-	35,200	-	35,200

Net loss for the period	-	-	-	-	(36,399)	(36,399)

Balance, December 31, 2003	1,000,000	10	991	35,200	(36,399)	(198)

Donated Capital	-	-	-	4,800	-	4,800

Net loss for the period	-	-	-	-	(6,735)	(6,735)

Balance, March 31, 2004	1,000,000	10	991	40,000	(43,134)	(2,133)

See accompanying Notes to the Financial Statements

SECURE AUTOMATED FILING ENTERPRISES INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
(UNAUDITED)

	Three Months ended March 31, 2004	Period ended March 31, 2003	Cumulative from Inception of Development Stage on March 25, 2003 through March 31, 2004

	$	$	$

OPERATING ACTIVITIES:
Loss from operations	(6,735)	(565)	(43,134)
Items not requiring cash outlay:
Consulting fees	4,800	-	38,000
Website design and software development	-	-	2,000
Cash provided by (used in) changes in operating assets and liabilities:
Accounts receivable	448	-	(212)
Accounts payable and accrued liabilities	3,059	-	6,659
Amounts due to a related party	(749)	565	-

Net cash provided by operating activities	823	-	3,313

FINANCING ACTIVITIES:
Issuance of common stock, net	-	1	1,001

Net cash provided by financing activities	-	1	1,001

INCREASE IN CASH	823	1	4,314

CASH AT BEGINNING OF PERIOD	3,491	-	-

CASH AT END OF PERIOD	4,314	1	4,314

See accompanying Notes to the Financial Statements

SECURE AUTOMATED FILING ENTERPRISES INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MARCH 31, 2004
(UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Secure Automated Filing Enterprises Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form SB-2 as prescribed by the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such instructions. These unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto as at December 31, 2003.

In the opinion of the Company's management, all adjustments considered necessary for a fair presentation of these unaudited financial statements have been included and all such adjustments are of a normal recurring nature. Operating results for the three month period ended March 31, 2004 are not necessarily indicative of the results that can be expected for the year ended December 31, 2004.

NOTE 2 - GOING CONCERN

In a development stage company, management devotes most of its activities towards developing a market for its products. Planned principal business activities have not yet commenced. To date, the Company has generated only nominal amounts of revenue and has not yet established a customer base. As at March 31, 2004, the Company has nominal cash resources and it is likely that the Company needs to offer for sale additional common stock to continue the development of its business. There can be no assurance that it will be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved. These factors together raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result should the Company cease to continue as a going concern.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to December 31, 2003, included in this prospectus have been audited by Hoogendoorn Vellmer Chartered Accountants, 406-455 Granville Street Vancouver, B.C. V6C 1T1, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Bylaws of the Company provide for indemnification of its directors, officers and employees as follows: Every director, officer, or employee of the Corporation shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.

The Bylaws of the Company further states that the Company shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable Nevada law. The Board of Directors may, in its discretion, direct the purchase of liability insurance by way of implementing the provisions of this Article. However, the Company has yet to purchase any such insurance and has no plans to do so.

The Articles of Incorporation of the Company states that a director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

The Articles of Incorporation of the Company further states that every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	1,000
Accounting/administrative Fees and Expenses	2,500
Legal Fees/ Expenses	5,000
Transfer Agent Fees	1,400

TOTAL	$10,000

ITEM 26 RECENT SALES OF UNREGISTERED SECURITIES

Since inception, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration

Arne Raabe 241-1027 Davie Street Vancouver, BC V6E 4L2 Canada	May 5, 2003	1,000,000	$1,000

Rory O'Byrne 2305-1050 Burrard Street Vancouver, BC V6Z 2S3 Canada	May 5, 2003	1,000,000	$1,000

We issued the foregoing restricted shares of common stock to our founding officer and director, Arne Raabe and our present officer and director, Rory O'Byrne pursuant to Section 4(2) of the Securities Act of 1933. They are sophisticated investors, were officers and directors and the time of purchase, and were in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

On October 31, 2003 the company purchased from Arne Raabe 1,000,000 shares for an aggregate amount of $1,000. The shares were returned to treasury and cancelled.

EXHIBITS

3.1*	Articles

3.2*	By-Laws etc

4.1*	Specimen Stock Certificate

5.1	Opinion regarding legality of securities being registered and consent from Conrad Lysiak

10.1*	Contract with AMG Oil Ltd.

10.2*	Contract with TAG Oil Ltd.

10.3*	Contract with Trans Orient Petroleum Ltd.

23.2*	Consent from Hoogendoorn Vellmer Chartered Accountants

99.1*	Trademark License Agreement with the SEC

99.2*	Subscription Agreement

* These documents have been filed with previous SB-2 on May 17, May 25, July 14 or August 4 2004 and have been included by reference.

Undertakings.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement. To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Point Roberts State of Washington on August 6 , 2004

SECURE AUTOMATED FILING ENTERPRISES INC.

By /s/Rory O'Byrne
Rory O'Byrne, President and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Rory O'Byrne Rory O'Byrne	President, Chief Executive Officer, Chief Financial Officer, Secretary and Director	August 6 , 2004

/s/ Brock Harris Brock Harris	Director	August 6 , 2004